Exhibit 10.33

[MERISEL LETTERHEAD]

March ___, 2013

Via Hand Delivery
Jeb Ball
[ADDRESS]1

Re:           Employment Offer.

Dear Jeb:

The Board of Directors (the “Board”) of Merisel, Inc. (hereinafter referred to, along with its parents, subsidiaries, affiliates, divisions, successors and assigns, and each of their respective successors and assigns, as the “Company”), is pleased that you accepted the position of Executive Vice President and the Chief Operating Officer of the Company effective as of December 6, 2012.  This letter agreement (this “Agreement”) shall be effective as of December 6, 2012 and shall govern the terms and conditions of your continued employment with the Company.

1.
Responsibilities.  You shall have duties and responsibilities commensurate with the position of Executive Vice President and the Chief Operating Officer, and such other duties and responsibilities as may be assigned to you from time to time by the Board and the CEO.

2.
Exclusive Services.  For so long as you are employed by the Company, you shall devote your full working time to your duties and responsibilities hereunder, shall faithfully serve the Company, shall in all respects comply with the lawful and good faith directions and instructions given to you by the Board and all applicable rules, regulations and policies of the Company, as in effect from time to time, and shall use your best efforts to promote and serve the interests of the Company.  Further, you shall not, directly or indirectly, render services to any other person or organization without the written consent of the Board or otherwise engage in activities that would interfere with the faithful performance of your duties and responsibilities hereunder.  Notwithstanding the foregoing, you may (i) serve on corporate, civic or charitable boards or engage in charitable activities without remuneration therefore and (ii) manage personal investments, provided that such activity does not contravene the first sentence of this paragraph or the Company’s Confidentiality, Non-solicitation and Non-compete Agreement.

3.	Compensation. From the effective date of this Agreement, the Company will pay you an annual base salary of $175,000 (“Base Salary”) in accordance with the Company’s customary payroll practices.

4.	Bonus.

a.
Annual Bonus. You will be eligible to receive a bonus (“Annual Bonus”) of up to 40% of your Base Salary, equal to $70,000, in cash upon achievement of 100% of financial and MBO targets as outlined in the Bonus Schedule attached as Schedule A hereto.  If you become entitled to receive the Annual Bonus, the Annual Bonus shall be payable on March 1 of the following year.

1 Address to be provided.

5.	Benefits and Expenses.

a.
You are eligible to participate in the Company’s benefit plans on the same terms and conditions as the Company’s other senior executives.  Your benefits will include four (4) annual weeks of paid vacation.

b.
Your appropriate business expenses will be reimbursed in accordance with the Company’s existing policies and procedures.  In addition to the foregoing, the Company shall reimburse you for up to $1,500 per month in appropriately documented commuting expenses.

c.
You shall be granted access to corporate housing leased or owned by the Company located in either New York, New York or New Jersey.  As a condition of employment and for the convenience of the Company as your employer, you shall be required to utilize such housing for (4) business days per week.

6.
At-Will Employment.  You will have an at-will employment relationship with the Company, meaning that either you or the Company may terminate your employment with the Company at any time and for any reason (or no reason) upon notice to the other party.  Accordingly, this Agreement is not to be construed or interpreted as containing any guarantee of continued employment.  As such, any recitation of certain time periods in this Agreement is solely for the purpose of defining your compensation.  Also, this Agreement is not to be construed or interpreted as containing any guarantee of title or any particular level or nature of compensation.

7.
Confidentiality, Non-solicitation and Non-compete Agreement.  You agree to execute and abide by the terms of the Company’s Confidentiality, Non-solicitation and Non-compete Agreement which is attached hereto and which terms are incorporated herein by reference.  The Company’s offer of employment is conditioned upon your execution of the Confidentiality, Non-solicitation and Non-compete Agreement.2

8.
No Conflicting Agreement.  You represent and warrant to the Company that you are not a party to any agreement, whether written or oral, that would be breached by, or would prevent or interfere with your execution of this Agreement or your fulfillment of your obligations under this Agreement.

9.	Governing Law. This Agreement and your employment shall be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

10.
Jurisdiction; No Trial.  Each party hereby irrevocably submits to the personal jurisdiction of the state and federal courts located in the County of New York, State of New York, for the adjudication of any dispute arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives any right it may have to a trial by jury for the adjudication of any dispute arising out of or relating to this Agreement.  Each party certifies and acknowledges that (i) no representative or agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers in this section.

11.
Rights Cumulative and Waiver.  The rights and remedies provided in this Agreement are cumulative.  The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision or condition for the future, nor shall any specific waiver of a term, provision or condition at one time be deemed a waiver of such term, provision or condition for any future time or times.

12.
Interpretation; Counterparts.  No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

13.	Amendments. This Agreement can only be amended pursuant to a written instrument duly executed by each of the parties hereto.

14.
Compliance with Section 409A; Deferral of Certain Payments.  Notwithstanding anything herein to the contrary, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing: (a) if any action taken hereunder in connection with any stock right, including the vesting, extension or renewal of the stock right, would result in the stock right becoming subject to the provisions of Section 409A of the Code, such action shall not be taken or shall be taken only to the extent that it will not result in the stock right becoming subject to Section 409A; (b) if any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Code, then such payment shall be deferred to the extent required to avoid such additional taxes and interest; and (c) if you, at the time of your “separation from service” from the Company, are a “specified employee,” then to the extent any payment under this Agreement upon your termination of employment is subject to Section 409A of the Code, no such payment shall be made for six (6) months following your “separation from service.”  The terms “separation from service” and “specified employee” shall have the meanings set forth under Section 409A of the Code and the regulations and rulings issued thereunder.

15.
Entire Agreement.  This Agreement and the Confidentiality, Non-solicitation and Non-compete Agreement represent the entire agreement regarding the terms and conditions of your employment and supersede and completely replace any prior oral or written communication on this subject.

Please indicate your acceptance of the foregoing terms by signing below and returning a copy of this Agreement and the Confidentiality, Non-solicitation and Non-compete Agreement to the undersigned via hand delivery, electronic mail or facsimile.

 Very truly yours,

 Chairman of Compensation
 Committee of the Board of Directors

Agreed and Accepted as of March ___, 2013:

____________________________________
Jeb Ball

Schedule A